Exhibit 10.19

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

between

MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE, INC.

and

TARGACEPT, INC.

7/3/02

TABLE OF CONTENTS

Article 1.	Definitions

Article 2.	Grant of License

Article 3.	Diligence and Commercialization

Article 4.	Consideration for License

Article 5.	Reports and Payments

Article 6.	Records

Article 7.	Patent Prosecution

Article 8.	Abatement of Infringement

Article 9.	Confidentiality

Article 10.	Merchantability and Exclusion of Warranties

Article 11.	Damages, Indemnification, and Insurance

Article 12.	Term and Termination

Article 13.	Assignment

Article 14.	Miscellaneous

Article 15.	Notices

Exhibit A.	Licensed Patents

Exhibit B.	Licensee’s Development Plan

Exhibit C.	Equity Distributions

THIS LICENSE AGREEMENT is made and entered into as of this 9th day of June, 2002, by and between the MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE, INC., a nonprofit Georgia corporation with offices located in the Medical College of Georgia, 1120 15th Street, Room CJ-3301, Augusta, Georgia 30912-4810 (hereinafter referred to as “MCGRI”) and TARGACEPT, INC., a corporation with corporate headquarters located at 200 East First Street, Suite 300, Winston-Salem, NC 27101-4165 (hereinafter referred to as LICENSEE”).

WITNESSETH

WHEREAS, the Medical College of Georgia Research Institute (MCGRI) is the assignee of all right, title, and interest in inventions developed by employees of The Medical College of Georgia (MCG) and is responsible for the protection and commercial development of such inventions; and

WHEREAS, Dr. Mario Marrero, during the course of his employment by the Medical College of Georgia (MCG), developed certain inventions (MCG Case # 016-02 “Methods and Compositions for Treatment of Central Nervous System Disorders”) as more fully defined herein; and jointly owned by Targacept through its co-inventor, Dr. Merouane Bencherif;

WHEREAS, MCGRI wants to have the inventions further developed and made available in commerce for use by the public; and

WHEREAS, LICENSEE represents that it has the necessary expertise and resources to fully develop and commercialize the inventions; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and

WHEREAS, MCGRI wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1 “Agreement” or “License Agreement” shall mean this Agreement, including all Exhibits attached to this Agreement.

1.2 “Field of Use” means Any and All.

1.3 “Indemnitees” shall mean MCGRI, MCGRI’s officers and directors, MCG, MCG’s employees, and the Inventors, and their heirs, executors, administrators, and legal representatives.

1.4 “Inventors” shall mean Drs. Mario Marrero and Dr. Merouane Bencherif, each of which will share in intellectual property income according to the policies of their employing institution.

1.5 “License Agreement Year” shall mean the period from July 1 through June 30 of each year during the term of this Agreement.

1.6 “Licensed Patents” shall mean the inventions embodied in the patent applications and patents identified in EXHIBIT A hereof, together with all divisionals, continuations, reissues, and foreign counterparts of such applications or patents.

1.7 “Licensed Product(s)” shall mean any process, service, or product, the manufacture, use, or sale of which is covered by a Valid Claim or incorporates or uses any Licensed Technology.

1.8 “Licensed Technology” shall mean all information and materials proprietary to MCGRI, including designs, technical information, know how, knowledge, data, specifications, test results and other information relating to the Licensed Patents and disclosed by MCGRI to LICENSEE on the date of this Agreement or during the term hereof.

1.9 “Licensed Territory” means the World.

1.10 “LICENSEE’s Development Plan” shall mean EXHIBIT B of this Agreement.

1.11 “Net Selling Price” of Licensed Products shall mean [********].

1.12 “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including but not limited to the use of Licensed Products by LICENSEE or any other person authorized by LICENSEE. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

1.13 “MCG” shall mean The University of Georgia.

1.14 “Valid Claim” shall mean a claim included among the Licensed Patents so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE 2. GRANT OF LICENSE

2.1 License. MCGRI hereby grants LICENSEE an exclusive right and license to MCGRI’s rights to make, use, and Sell Licensed Products for the Field of Use in the Licensed Territory during the term of this Agreement.

2.2 Retained License. MCGRI retains on behalf of itself, MCG, and any research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology for research and educational purposes only.

2.3 No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

2.4 Government Rights. The Licensed Patents, Licensed Technology, or portions thereof may have been developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in the Licensed Patents and Licensed Technology. LICENSEE shall take all action necessary to enable MCGRI to satisfy its obligations under any federal law relating to the Licensed Patents or Licensed Technology. If the United States government should take action which renders it impossible or impractical for MCGRI to grant the rights and license granted herein to LICENSEE under this Agreement or otherwise perform MCGRI’s obligations under this Agreement, MCGRI or LICENSEE may terminate this Agreement immediately by notice to the other party. LICENSEE shall not have any right to the return of any payments of any kind made by it to MCGRI prior to the date of termination.

ARTICLE 3. DILIGENCE AND COMMERCIALIZATION

3.1 LICENSEE shall use its best efforts throughout the term of this Agreement to comply with LICENSEE’s Development Plan and to bring Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to LICENSEE and to create, supply, and service in the Licensed Territory as extensive a market as practical. In no instance shall LICENSEE’s best efforts be less than efforts customary in LICENSEE’s industry.

ARTICLE 4. CONSIDERATION FOR LICENSE

4.1 License Fee. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay MCGRI a license fee of [********] at signing, or within ten (10) days of signing, this Agreement.

4.2 Sublicensing Fee. Licensee shall pay MCGRI [********] of any fees or payments or non-royalty remuneration, not including Milestone Payments (4.4) paid to LICENSEE by a sublicensee in relation to this License and for rights to all or part of the Licensed Patents

4.3 Royalties. As partial consideration for the license granted to LICENSEE under this Agreement, MCGRI shall earn a royalty equal to [********] of the Net Selling Price of all Licensed Products

Sold by LICENSEE or Sublicensee during the term of this Agreement. There shall be an annual minimum royalty of [********] effective the first year of product sales.

4.4 Milestone Payments:

•	[********]

•	[********]

•	[********]

•	[********]

The above payments are due to MCGRI regardless of whether clinical trials and regulatory activities are conducted by LICENSEE or Sublicensee.

4.5 Reimbursement for Patent Expenses. LICENSEE shall assume the responsibility and cost of out-of-pocket fees, costs, and expenses hereafter during the term of this Agreement incurred in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory.

ARTICLE 5. REPORTS AND PAYMENTS

5.1 Within thirty (30) days of September 30, December 31, March 31, and June 30 of each year during the term of this Agreement, up to and including September 30, December 31, March 31 and June 30 following the termination or expiration of this Agreement, LICENSEE shall render a written report to MCGRI setting forth for the preceding calendar quarter, the following as may be applicable under the royalty provisions hereof:

(a) the Net Sales Value of all Licensed Products Sold by LICENSEE, Affiliates, and sublicensees under this Agreement; and

(b) the amount of royalty payable; and

(c) any other information reasonably necessary to show the basis on which such royalty has been computed; and

(d) the title of the Licensed Patent(s), the inventor(s), and the five digit MCG code(s) for the Licensed Patent(s).

(e) in case no payment is due for any calendar quarter hereunder, LICENSEE shall so report.

(f) the amount spend on patent prosecution for the licensed intellectual property.

5.2 Each royalty report shall be accompanied by the payment of all royalties due for the quarter calendar year in question.

5.3 All royalties shall be paid in United States funds collectible at one hundred percent (100%) of face value in New York, New York, U.S.A. For purposes of computing the royalty payment on Sales outside the United States, the royalty payment hereunder shall first be determined in the foreign currency of the country in which Licensed Products are Sold and then converted to United States dollars at the spot rate published by the Wall Street Journal (U.S. edition) on the last day of the quarter for which payment is due.

5.4 In high inflation countries where LICENSEE uses accounting treatment under Statement of Financial Accounting Standards No. 52, Paragraph 11, or the successor equivalent Standard, LICENSEE may for each such country at the end of each quarter convert each month’s Sales in that quarter to United States dollars by assuming all Sales in that month occurred on the last day of the month, computing the collection date for that month’s Sales to United States dollars at the forecasted exchange rate for that computed collection date; differences between the forecasted exchange rate and the actual exchange rate are to be corrected in the first quarter in which known.

5.5 If Licensed Products are Sold in a country in which conditions or legal restrictions exist which prohibit remittance of United States dollars, LICENSEE shall have the right and option to make the royalty payment for such country by depositing the amount thereof in the currency of the country of Sale at LICENSEE’s election, to MCGRI ‘s account in a bank designated by MCGRI in such country.

5.6 Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [********] above the prime rate in effect at the Trust Company Bank in Atlanta, Georgia, on the due date. The payment of such interest shall not foreclose MCGRI from exercising any other rights it may have because any payment is late.

5.7 All payments and reports due under this Agreement shall be made in person or via the United States mail or private carrier to the following address:

Medical College of Georgia Research Institute, Inc.

Attn: Director, Office of Biomedical Technology Transfer

CJ-3301

Medical College of Georgia

Augusta, Georgia 30912-4810

Facsimile: (706) 721-9517

5.8 All payments should be made payable to: The Medical College of Georgia Research Institute, and must refer to the technology transfer case # (016-02).

ARTICLE 6. RECORDS

6.1 Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all Sales in accordance with general accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to MCGRI may be readily and accurately determined. LICENSEE shall furnish MCGRI copies of such records upon MCGRI’s request, which shall not be made more often than once per License Agreement Year.

6.2 Audit of Records. MCGRI shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by MCGRI. If such examination reveals an underpayment by LICENSEE of more than [********] for any quarter examined, LICENSEE shall pay MCGRI the amount of such underpayment plus interest and shall reimburse MCGRI for all expenses of the accountant performing the examination.

ARTICLE 7. PATENT PROSECUTION

7.1 Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the Licensed Patents shall be the primary responsibility of LICENSEE. LICENSEE shall keep MCGRI informed as to all developments with respect to Licensed Patents. MCGRI shall be afforded reasonable opportunities to advise LICENSEE and cooperate with LICENSEE in such prosecution and maintenance.

LICENSEE, upon ninety (90) days advance written notice to MCGRI, may advise MCGRI that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents. MCGRI may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed. If MCGRI elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder.

ARTICLE 8. ABATEMENT OF INFRINGEMENT

8.1 LICENSEE shall promptly inform MCGRI of any suspected infringement of any Licensed Patents. During the term of this Agreement, MCGRI and LICENSEE shall have the right to institute an action for infringement of the Licensed Patents against any such third party in accordance with the following and subject to the rights of any third parties granted licenses to practice the Licensed Patents by MCGRI:

(a) If MCGRI and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. LICENSEE and MCGRI shall agree upon the manner in which they shall exercise control over such action. MCGRI may, if it so desires, also be represented by separate counsel of its own selection. The fees for which counsel shall be paid by MCGRI;

(b) In the absence of agreement to institute a suit jointly, MCGRI may institute suit, and, at its option, name LICENSEE as a plaintiff. MCGRI shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and

(c) In the absence of agreement to institute a suit jointly and if MCGRI notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit and, at its option, name MCGRI as a plaintiff. LICENSEE shall bear the entire cost of such litigation, including defending any counterclaims brought against MCGRI and paying any judgments rendered against MCGRI, and shall be entitled to retain the entire amount of any recovery or settlement.

8.2 Should either MCGRI or LICENSEE commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between MCGRI and LICENSEE.

ARTICLE 9. CONFIDENTIALITY

9.1 LICENSEE shall not, without the express written consent of MCGRI, for any reason or at any time either during or subsequent to the term of this Agreement disclose any information contained in the Licensed Patents or Licensed Technology or any other information pertaining to the Licensed Patents and Licensed Technology (collectively referred to as “Proprietary Information”) to third parties other than Affiliates and LICENSEE’s sublicensees. This obligation of nondisclosure shall not extend to information:

(a) which LICENSEE can demonstrate through documentation to have been within LICENSEE’s legitimate possession prior to the time of disclosure of such information to LICENSEE by MCGRI, MCG, or the Inventors;

(b) which was in the public domain prior to disclosure by MCGRI, MCG, or the Inventors, as evidenced by documents published prior to such disclosure;

(c) which, after disclosure by MCGRI, MCG, or the Inventors, comes into the public domain through no fault of LICENSEE;

(d) which is disclosed to LICENSEE by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

9.2 Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and MCGRI which are not consistent with this Agreement.

ARTICLE 10. MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1 LICENSEE possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. ACCORDINGLY, MCGRI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

ARTICLE 11. DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1 NO LIABILITY. MCGRI shall not be liable to LICENSEE or LICENSEE’s customers for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, or Sold pursuant to this Agreement.

11.2 Indemnification. LICENSEE shall defend, indemnify, and hold harmless the Indemnitees from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to in whole or in part by LICENSEE’s manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents. LICENSEE’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

11.3 Insurance. Without limiting LICENSEE’s indemnity obligations under the preceding paragraph, LICENSEE shall maintain throughout the term of this Agreement and for ten (10) years thereafter a liability insurance policy which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Article 10.1 of this Agreement;

(b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

(c) requires the insurance carrier to provide MCGRI with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(d) provides Indemnitees product liability coverage in an amount no less than One Million Dollars ($1,000,000) per occurrence for bodily injury and Five Million Dollars ($5,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

11.4 Notice of Claims. LICENSEE shall promptly notify MCGRI of all claims involving the Indemnitees and will advise MCGRI of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 12. TERM AND TERMINATION

12.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the earlier of [********] from the date hereof or the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof.

12.2 Termination. MCGRI shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) failure of LICENSEE to make any two payments consecutive required pursuant to this Agreement when due; or

(b) failure of LICENSEE to render reports to MCGRI as required by this Agreement; or

(c) failure of LICENSEE to notify MCGRI of intent to file bankruptcy as set forth in Article 12.3 below;

(d) the insolvency of LICENSEE; or

(e) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law; or

(f) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

(g) placement of LICENSEE’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

(h) the failure of LICENSEE to comply with LICENSEE’s Development Plan; or

(i) the breach of any other material term of this Agreement.

12.3 Notice of Bankruptcy. The LICENSEE must inform MCGRI of its intention to file a voluntary petition in bankruptcy or of another’s intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

12.4 Exercise. MCGRI may exercise its right of termination by giving LICENSEE, its trustees or receivers or assigns, thirty (30) days prior written notice of MCGRI’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the LICENSEE has cured the breach. Such notice and termination shall not prejudice MCGRI’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action of claim of MCGRI accrued or to accrue on account of any breach or default by LICENSEE.

12.5 Failure to Enforce. The failure of MCGRI at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of MCGRI thereafter to enforce each and every such provision.

12.6 Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement upon the occurrence of either of the following events:

(a) the breach of a material term of this Agreement by MCGRI; or

(b) If the Sale of Licensed Products requires approval by any government agency, and after diligent pursuit of such approval, including but not limited to; performing all alternative tests or analyses as prescribed by such agency regulations, submitting all relevant data to such agency, and pursuing all available administrative procedures and appeal processes permitted by such agency and applicable law, LICENSEE is unable to obtain approval for the Sale of Licensed Products, LICENSEE may notify MCGRI in writing of the final denial of approval to Sell Licensed Products and LICENSEE’s desire to terminate this Agreement. MCGRI shall either grant LICENSEE’s request for termination of such Agreement or, at MCGRI’s sole option, request LICENSEE to provide MCGRI with all files and records pertaining to such applications and permit MCGRI access to all documents and records in the possession of any regulatory authority pertaining to any application by LICENSEE so as to enable MCGRI to verify LICENSEE’s efforts to obtain approval for the Sale of Licensed Products. MCGRI shall further be entitled to retain consultants on a confidential basis to assist MCGRI in completing its review. If MCGRI, in its sole discretion, determines that LICENSEE has diligently pursued approval for the Sale of Licensed Products and failed to obtain such approval, MCGRI shall grant LICENSEE’s request to terminate the Agreement.

12.7 Exercise. LICENSEE may exercise its right of termination based upon a material breach of this Agreement by MCGRI by giving MCGRI thirty (30) days prior written notice of LICENSEE’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless MCGRI has cured the breach. Such notice and termination shall not prejudice LICENSEE’s right to pursue any other remedies available to LICENSEE at law.

Licensee may exercise its right of termination as a result of the failure to obtain approval to Sell Licensed Products by providing MCGRI with a formal written request for such termination. MCGRI shall provide LICENSEE with a formal written response to LICENSEE’s request for termination within forty-five (45) days of receiving such request.

12.8 Effect. In the event this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at MCGRI’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents and Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion of the Licensed Patents or Licensed Technology as provided in Article 8 of this Agreement. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, Selling, or distributing Licensed Products; provided, however, that LICENSEE may continue to Sell in the ordinary course of business for a period of one (1) year reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE’s normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to MCGRI have been satisfied and (b) royalties on such sales are paid to MCGRI in the amounts and in the manner provided in this Agreement. The provisions of Articles 9, 10, and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13. ASSIGNMENT

13.1 This Agreement is dependent upon the special relationship between the parties and the special knowledge and unique skills of the LICENSEE. Therefore, LICENSEE shall not grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of MCGRI, except as explicitly permitted under this Agreement. This Agreement shall be assignable by MCGRI to MCG, or any other nonprofit corporation, which promotes the education or research purposes of MCG. The above notwithstanding, LICENSEE is allowed to Sublicense to a third party provided they agree to the provisions of this Agreement.

ARTICLE 14. MISCELLANEOUS

14.1 Export Controls. LICENSEE acknowledges that MCGRI is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that MCGRI’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. MCGRI neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. LICENSEE shall not take any action which would cause MCGRI or LICENSEE to violate any laws and regulations.

14.3 Independent Contractor. LICENSEE’s relationship to MCGRI shall be that of a licensee only. LICENSEE shall not be the agent of MCGRI and shall have no authority to act for or on behalf of MCGRI in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of MCGRI.

14.4 Patent Marking. LICENSEE shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

14.5 Use of Names. LICENSEE shall obtain the prior written approval of MCGRI, MCG, or the Inventors prior to making use of their names for any commercial purpose.

14.6 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A. This Agreement shall not become effective or binding upon MCGRI until signed on its behalf by its Executive Director in the State of Georgia, U.S.A.

14.7 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America. Only courts in the State of Georgia, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the parties arising under or relating to this Agreement.

14.8 Entire Agreement. This Agreement constitutes the entire agreement between MCGRI and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

14.9 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.10 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

ARTICLE 15. NOTICES

All notices, statements, and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of five (5) days after deposit in a lawful mail depository in the country of residence of the party giving the notice, registered or certified airmail postage prepaid, and addressed as follows:

If to MCGRI:
Director, Office of Biomedical Technology Transfer Medical College of Georgia Research Institute, Inc. CJ-2211 Medical College of Georgia Augusta, Georgia 30912-4810 Facsimile: (706) 721-9517
If to LICENSEE:

Facsimile:

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgement by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

IN WITNESS WHEREOF, MCGRI and LICENSEE have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated below.

MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE, INC.

By:	/s/ Betty Aldridge

Name: Title:	Betty Aldridge Executive Director, MCGRI

LICENSEE:

By:	/s/ J. Donald deBethizy

Name: Title:	J. Donald deBethizy President & CEO

EXHIBIT A

Licensed Patents

The Medical College of Georgia and its Research Institute (“MCGRI”) hold certain title and rights in a joint invention on the alpha 7 nicotinic receptor agonists and the JAK pathway with Targacept, Inc., specifically:

Case #016-02:	“Methods and Compositions for Treatment of Central Nervous System Disorders”

Inventors:	Drs. Mario Marrero and Merouane Bencherif

Patent Status:	Provisional U.S. patent application prepared by Targacept, complete with data and claims.